                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549-1004





                                    FORM 8-K




                                 CURRENT REPORT
                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):  November 22, 1999




                          Commission file number 1-977



                                 CBS CORPORATION
                          (Exact name of registrant as
                            specified in its charter)



 PENNSYLVANIA                                        25-0877540
 (State or other jurisdiction                       (I.R.S. Employer
 of incorporation)                                  Identification Number)


                     51 WEST 52ND STREET, NEW YORK, NY 10019
               (Address of principal executive offices; zip code)




                                 (212) 975-4321
                (Registrant's Telephone No., including area code)

Item 5.       Other Events

Acquisition of King World Productions, Inc.

     On November 15, 1999, CBS Corporation (CBS) and it subsidiary companies (together, the Corporation) completed its merger with King World Productions, Inc. (King World). Under the terms of the agreement, King World shareholders receive 0.81 shares of CBS common stock for each share of King World common stock. King World is the distributor of a number of shows which include "The Oprah Winfrey Show," "Wheel of Fortune," "Jeopardy!," and "Hollywood Squares." The merger will be accounted for under the purchase method of accounting.

Financial Statements and Exhibits

     (a)  Financial Statements of Acquired Business

          King World Audited Financial Statements:

          (i)  Report of Arthur Andersen LLP, dated November 18, 1999

          (ii) King World Consolidated Balance Sheets as of August 31, 1999 and 1998

          (iii) King World Consolidated Statements of Income for the years ended August 31, 1999, 1998 and 1997

          (iv) King World Consolidated Statements of Stockholders' Equity for the years ended August 31, 1999, 1998 and 1997

          (v) King World Consolidated Statements of Cash Flows for the years ended August 31, 1999, 1998 and 1997

          (vi) King World Notes to Consolidated Financial Statements

     (b)  Exhibits

          23.1 Consent of Arthur Andersen LLP, Independent Accountants

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                         AS OF AUGUST 31, 1999 AND 1998
                  AND FOR THE THREE YEARS ENDED AUGUST 31, 1999
                         TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To King World Productions, Inc.:

                  We have audited the accompanying consolidated balance sheets of King World Productions, Inc. (a Delaware corporation) and subsidiaries as of August 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of King World Productions, Inc. and subsidiaries as of August 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1999 in conformity with generally accepted accounting principles.


                                        Arthur Andersen LLP


New York, New York
November 18, 1999

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                      AUGUST 31,
                                                                       -----------------------------------
                                                                          1999                    1998
                                                                       ---------                 ---------
                                                                               (Dollars in thousands)
CURRENT ASSETS:
  Cash and cash equivalents.................................           $   467,778             $   188,778
  Short-term investments....................................                37,943                  88,016
  Accounts receivable (net of allowance
    for doubtful accounts of $3,014 and
    $3,301 in 1999 and 1998, respectively)..................                80,808                  75,423
  Producer advances and
    deferred costs..........................................               106,993                  99,965
  Other current assets......................................                 3,077                   1,146
                                                                       -----------             -----------
      Total current assets..................................               696,599                 453,328
                                                                       -----------             -----------

LONG-TERM INVESTMENTS, at cost,
    which approximates market value.........................               339,812                 470,715
                                                                       -----------             -----------

FIXED ASSETS, at cost:
  Office and transportation equipment.......................                23,484                  20,304
  Furniture, leaseholds and other
    improvements............................................                 9,757                   8,371
  Film and videotape masters................................                 2,760                   2,678
                                                                       -----------             -----------
                                                                            36,001                  31,353

  Less-accumulated depreciation and
    amortization...........................................                (16,649)                (13,613)
                                                                       -----------             -----------
                                                                            19,352                  17,740
                                                                       -----------             -----------

PRODUCER ADVANCES
  AND OTHER ASSETS..........................................                95,852                  81,815
                                                                       -----------             -----------

                                                                       $ 1,151,615             $ 1,023,598
                                                                       ===========             ===========



                     The accompanying Notes to Consolidated
       Financial Statements are an integral part of these balance sheets.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES

                     CONSOLIDATED BALANCE SHEETS (continued)

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                                       AUGUST 31,
                                                                       -----------------------------------
                                                                          1999                     1998
                                                                       ----------                ---------
                                                                               (Dollars in thousands)
CURRENT LIABILITIES:
  Accounts payable and accrued
    liabilities.............................................           $    16,280            $     15,913
  Payable to producers and others...........................                98,590                  96,118
  Income taxes payable......................................                36,924                  30,356
                                                                       -----------            ------------
      Total current liabilities ............................               151,794                 142,387
                                                                       -----------            ------------

COMMITMENTS AND CONTINGENCIES
  (Note 5)

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value;
    5,000,000 shares authorized,
    none issued.............................................                    --                      --
  Common stock, $.01 par value;
    150,000,000 shares authorized,
    89,532,010 and 88,650,301
    shares issued in 1999 and 1998,
    respectively............................................                   895                     887
  Paid-in capital...........................................               152,857                 138,219
  Retained earnings.........................................             1,291,866               1,137,238
  Treasury stock, at cost; 18,253,194
    and 16,284,794 shares in 1999 and
    1998, respectively......................................              (445,797)               (395,133)
                                                                       -----------            ------------

                                                                           999,821                 881,211
                                                                       -----------            ------------

                                                                       $ 1,151,615            $  1,023,598
                                                                       ===========            ============




                     The accompanying Notes to Consolidated
       Financial Statements are an integral part of these balance sheets.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME



                                                                                     YEAR ENDED AUGUST 31,
                                                                           ----------------------------------------
                                                                             1999           1998            1997
                                                                           -------        --------       ---------
                                                                                 (Dollars in thousands except
                                                                                         per share data)

REVENUES..................................................                 $775,887        $683,869        $671,277
                                                                           --------        --------        --------

EXPENSES:
  Producers' fees, programming and
    other direct operating costs..........................                  481,632         430,653         395,489
  Selling, general and admini-
    strative expenses.....................................                   92,409          76,949          83,507
                                                                           --------        --------        --------
                                                                            574,041         507,602         478,996
                                                                           --------        --------        --------

  Income from operations..................................                  201,846         176,267         192,281

INTEREST AND DIVIDEND INCOME..............................                   36,075          29,140          29,645
                                                                           --------        --------        --------

  Income before provision for
    income taxes..........................................                  237,921         205,407         221,926


PROVISION FOR INCOME TAXES................................                   83,293          69,359          78,544
                                                                           --------        --------        --------

  Net income..............................................                 $154,628        $136,048        $143,382
                                                                           ========        ========        ========


BASIC EARNINGS PER SHARE..................................                    $2.17           $1.86           $1.93
                                                                           ========        ========        ========

DILUTED EARNINGS PER SHARE................................                    $2.07           $1.79           $1.91
                                                                           ========        ========        ========


                     The accompanying Notes to Consolidated
         Financial Statements are an integral part of these statements.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                       COMMON STOCK
                                                ----------------------------              PAID-IN         RETAINED     TREASURY
                                                  SHARES                 $                CAPITAL         EARNINGS       STOCK
                                                ----------             -----              -------         --------       -----
                                                                                 (Dollars in thousands)
Balance-
     August 31, 1996                               87,055,884            $871             $110,299          $ 932,651    $(305,939)
     Exercise of stock options..............          608,944               6               13,831                 --           --
     Purchase of treasury stock.............               --              --                   --                 --      (36,176)
     Special dividend.......................               --              --                   --           (74,843)           --
     Net income.............................               --              --                   --            143,382           --
                                                   ----------            ----             --------          ---------    ---------
Balance -
     August 31, 1997........................       87,664,828             877              124,130          1,001,190     (342,115)
     Exercise of stock options..............          985,473              10               14,089                 --           --
     Purchase of treasury stock ............               --              --                   --                 --      (53,018)
     Net income ............................               --              --                   --            136,048           --
                                                   ----------            ----             --------          ---------    ---------
Balance -
     August 31, 1998........................       88,650,301             887              138,219          1,137,238     (395,133)
     Exercise of stock options..............          881,709               8               14,638                 --           --
     Purchase of treasury stock.............               --              --                   --                 --      (50,664)
     Net income.............................               --              --                   --            154,628           --
                                                   ----------            ----             --------          ---------    ---------
Balance -
     August 31, 1999........................       89,532,010            $895             $152,857         $1,291,866    $(445,797)
                                                   ==========            ====             ========         ==========    =========

                     The accompanying Notes to Consolidated
         Financial Statements are an integral part of these statements.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEAR ENDED AUGUST 31,
                                            ----------------------------------------
                                             1999              1998             1997
                                            -------           -------          -----
                                                      (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income ........................      $ 154,628       $ 136,048       $ 143,382
    Items not affecting cash:
       Depreciation and amortization           3,036           1,907           1,203
    Change in assets and liabilities:
       Accounts receivable ..........         (5,385)           (331)        (14,597)
       Producer advances and
         deferred costs .............        (12,194)        (92,480)         60,173
       Accounts payable and accrued
         liabilities ................            367          (2,101)          2,777
       Payable to producers and
         others .....................          2,472          26,519          (2,321)
       Income taxes payable .........          6,568             (16)          1,273
       Other, net ...................         (2,547)         (3,269)           (965)
                                           ---------       ---------       ---------
  Net cash provided by operating
    activities ......................        146,945          66,277         190,925
                                           ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Decrease (increase) in investments         180,976        (146,464)       (112,653)
  Increase in other investments .....         (8,255)             --              --
  Additions to fixed assets .........         (4,648)         (9,898)         (8,071)
                                           ---------       ---------       ---------
  Net cash provided by (used in)
    investing activities ............        168,073        (156,362)       (120,724)
                                           ---------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common
    stock ...........................         14,646          14,099          13,834
  Purchase of treasury stock ........        (50,664)        (53,018)        (36,176)
  Payment of special dividend .......             --              --         (74,843)
                                           ---------       ---------       ---------
  Net cash used in
    financing activities ............        (36,018)        (38,919)        (97,185)
                                           ---------       ---------       ---------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS ..............        279,000        (129,004)        (26,984)
CASH AND CASH EQUIVALENTS AT
  BEGINNING OF YEAR .................        188,778         317,782         344,766
                                           ---------       ---------       ---------
CASH AND CASH EQUIVALENTS AT
  END OF YEAR .......................      $ 467,778       $ 188,778       $ 317,782
                                           =========       =========       =========


                     The accompanying Notes to Consolidated
         Financial Statements are an integral part of these statements.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1)  Summary of significant accounting policies

PRINCIPLES OF CONSOLIDATION

                  The accompanying consolidated financial statements include the accounts of King World Productions, Inc. ("King World" or the "Company") and its subsidiaries. All significant intercompany transactions have been eliminated. All share (excluding treasury shares) and per share data presented in these Consolidated Financial Statements have been adjusted to give effect to a two-for-one stock split, effected in the form of a 100% stock dividend, which was paid by the Company on February 17, 1998. On November 15, 1999, the Company merged with and became a wholly-owned subsidiary of CBS Corporation ("CBS"). See
Note 2.

REVENUE RECOGNITION

                  License fees from first-run syndicated television properties are recognized at the commencement of the license period pursuant to noncancelable agreements and as each show is made available to the licensee via satellite transmission. Because transmission to the satellite takes place, on the average, no more than two to three days prior to the broadcast of the programming, revenues are recognized on or about the air date.

                  The Company typically receives a portion of the fees derived from the licensing of syndicated television programming in the form of retained advertising time, which is sold to advertisers by King World Media Sales Inc., a wholly-owned subsidiary of the Company. Such revenues are recognized at the same time as the cash portion of the license fees derived from such programming is recognized, in amounts adjusted for expected ratings.

                  License fees for non-first-run syndicated properties are recognized at the gross contract amount (net of discount to present value for license periods greater than one year) at the commencement of the license period and when certain other conditions are satisfied.

PRINCIPAL PROPERTIES

                  The Company's principal properties are licenses to distribute THE OPRAH WINFREY SHOW, WHEEL OF FORTUNE and JEOPARDY!. The Company co-produces and distributes HOLLYWOOD SQUARES, a first-run syndicated game show, and THE ROSEANNE SHOW, a first-run syndicated talk show. The Company also produces and distributes INSIDE EDITION, a first-run syndicated news-magazine show.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Summary of significant accounting policies (continued)

                  The contribution of each program to the Company's total revenues for fiscal 1999, 1998 and 1997 was as follows:

                                1999            1998           1997
                                ----            ----           ----
THE OPRAH WINFREY SHOW           38%             42%            40%

WHEEL OF FORTUNE                 19%             21%            20%

JEOPARDY!                        16%             18%            17%

HOLLYWOOD SQUARES (1)            10%              --             --

THE ROSEANNE SHOW (1)             7%              --             --

INSIDE EDITION                    6%              7%             8%


                   (1) HOLLYWOOD SQUARES and THE ROSEANNE SHOW premiered in September 1998.

                  The Company distributes THE OPRAH WINFREY SHOW pursuant to an agreement with Harpo, Inc. ("Harpo"), the producer of the series. Under the terms of King World's previous agreement with Harpo, King World was the exclusive distributor of THE OPRAH WINFREY SHOW through the 1999-2000 broadcast season. Such agreement was amended in September 1998 to provide for Harpo and Ms. Winfrey to produce and host the show for the 2000-2001 and 2001-2002 broadcast seasons and to extend the engagement of King World as the exclusive distributor of the show for those seasons.

                  Under the terms of its agreement with Harpo, following the 1996-1997 broadcast season, the profit sharing arrangements between Harpo and the Company previously in effect were terminated and, in the 1997-1998 broadcast season and thereafter, the Company instead receives distribution fees based on a percentage of gross revenues derived from the series. These arrangements are less favorable to the Company than those contained in prior agreements between the Company and Harpo. As a result of these changes, the contribution of THE OPRAH WINFREY SHOW to the Company's net profits and cash flow have declined. Also, the distribution fees payable for the 2000-2001 and 2001-2002 broadcast seasons are significantly less than those applicable to seasons through the 1999-2000 season, and as a result, the contribution of THE OPRAH WINFREY SHOW to the Company's net profits and cash flow will further decline.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Summary of significant accounting policies (continued)

                  The Company's agreements with Columbia TriStar Television provide that the Company shall be the exclusive distributor for WHEEL OF FORTUNE and JEOPARDY! so long as the Company has obtained sufficient broadcast commitments to cover such series' respective production and distribution costs and that the Company may not, unless otherwise agreed by Columbia TriStar Television, distribute strip game shows for first-run syndication so long as the Company is distributing WHEEL OF FORTUNE or JEOPARDY!.

                  For several years, the Company has been, and is now, in the process of developing new television shows for syndication that it hopes will gain widespread audience appeal, generate significant profits and cash flows for the Company and reduce the significance of any one broadcast property on the Company's operating results. The Company requires capital resources to fund development, production and promotion costs of independently produced programming, including, in some instances, advances to producers and talent, to produce its own programs and to acquire distribution rights to new programming. In acquiring distribution rights from independent producers, King World has tried to avoid making significant capital commitments to such producers until it has obtained broadcast commitments from a substantial number of television stations. As a result of this strategy and the success of its existing syndication properties, to date, King World has funded substantially all programming acquisition, development, production and promotion costs and advances from its operations.

                  In September 1997, the Company and Columbia TriStar Television announced their agreement to co-produce a new version of the game show HOLLYWOOD SQUARES, which is distributed by the Company in first-run syndication and premiered in September 1998.

                  The Company has entered into an agreement with Full Moon & High Tide Productions, Inc., a company controlled by Roseanne, to co-produce THE ROSEANNE SHOW, an hour-long strip talk show hosted by Roseanne and distributed by the Company in first-run syndication. The series premiered in September 1998. Under the terms of the agreement, the Company will have the exclusive right to distribute the show through the 2003-2004 broadcast season.

                  The Company has also entered into an agreement with Dolshor Productions, Inc. to co-produce THE MARTIN SHORT SHOW, an hour-long, strip talk/variety show hosted by Martin Short and distributed by the Company in first-run syndication. The series premiered in September 1999. Under the terms of the agreement, the Company will have the exclusive right to distribute the show through the 2004-2005 broadcast season.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Summary of significant accounting policies (continued)


PRODUCERS' FEES, PROGRAMMING AND OTHER DIRECT OPERATING COSTS

                  Producers' fees, programming and other direct operating costs include primarily the producers' share of both cash license fees from the sale of programming to television stations and revenues derived from the sale of retained advertising time to advertisers with respect to programming distributed by the Company; participation fees payable by the Company to producers and talent; production and distribution costs for first-run syndicated programming; and the direct operating costs of King World Direct, the Company's wholly-owned direct response marketing subsidiary. That portion of any recognized revenue that is to be paid to producers and owners of programming is accrued as such revenues are earned. The share of revenues payable by the Company to such producers and others is generally paid as cash license fees and revenues derived from the sale of retained advertising time are received from television stations and advertisers.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

                  Selling, general and administrative expenses include advertising and promotion costs associated with programming distributed by the Company, which amounted to $33,763,000, $22,876,000 and $33,150,000 in fiscal
1999, 1998 and 1997, respectively. These amounts include the producers' share of such costs.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

                  Cash equivalents and short-term investments are comprised principally of municipal obligations, money market funds, money market preferred investments, commercial paper and United States Treasury and other agency obligations whose maturities are one year or less and are carried at amortized cost, which approximates market value. The Company considers its highly liquid short-term investments purchased with a maturity of three months or less to be cash equivalents.

                  In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet and measured at its fair value. This statement also requires that changes in the derivative's fair value be recognized currently in earnings. To date, the Company has not, and has no present intention, to invest in any derivative instruments or participate in any hedging activities. Accordingly, the adoption of SFAS 133 will not have any effect on the Company.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(1) Summary of significant accounting policies (continued)

PRODUCER ADVANCES AND DEFERRED COSTS

                  Producer advances and deferred costs include pre-production, production and promotion costs, as well as talent and producer participation advances, in connection with certain first-run syndicated programs distributed by the Company for broadcast during seasons subsequent to August 31, 1999. Such costs are charged to expense as the revenues from such programs are earned. Advances are recouped from the share of revenues payable by the Company to producers, talent and others. Producer advances and deferred costs are reviewed periodically to determine that the carrying amount of such assets are realizable.

                  In September 1997, the Company made advances to Harpo in the aggregate amount of $130 million against Harpo's guaranteed share of gross revenues for the 1998-1999 and 1999-2000 broadcast seasons. On August 31, 1999, an additional $20 million advance was paid to Harpo for the 1999-2000 broadcast season. As of August 31, 1999, the entire $65 million advance related to the 1998-1999 broadcast season had been fully recouped by the Company. None of the $85 million advance related to the 1999-2000 broadcast season was recouped as of August 31, 1999. In fiscal 1999, the Company paid an advance to Harpo of $75 million against Harpo's guaranteed share of gross revenues for the 2000-2001 broadcast season and agreed to pay, in June 2000, an additional $75 million against Harpo's guaranteed share of gross revenues for the 2001-2002 broadcast season. Based on the license agreements in place for the 1999-2000 through the 2001-2002 broadcast season, the Company believes that revenues from the series will be sufficient to enable the Company to recoup the advances for such seasons. All of the advances paid to Harpo are refundable to the Company by Harpo and Ms. Winfrey if King World terminates its agreement with Harpo due to Harpo's failure to deliver episodes of THE OPRAH WINFREY SHOW.

LONG-TERM INVESTMENTS

                  Long-term investments are comprised principally of intermediate-term municipal obligations and United States Treasury and other agency obligations whose maturities are between one and five years and are carried at amortized cost, which approximates market value.

FIXED ASSETS

                  Fixed assets are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method for financial reporting purposes and accelerated methods for tax purposes, with estimated useful lives of 3 to 5 years for furniture, office and transportation equipment and 5 years for film and videotape masters. Leaseholds and other improvements are amortized over the shorter of their useful lives and the lease term. Depreciation and amortization expense was approximately $3,036,000, $1,907,000 and $1,203,000 in fiscal 1999, 1998 and
1997, respectively.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1) Summary of significant accounting policies (continued)

STOCKHOLDERS' EQUITY

                  In the first quarter of fiscal 1998, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). SFAS 128 requires the presentation of "basic" earnings per share, which excludes any common stock equivalents and their related dilution, and "diluted" earnings per share, which includes the potential dilution from all common stock equivalents including options, warrants and convertible securities. Basic earnings per share has been computed using the weighted average shares of Common Stock outstanding of 71,264,000, 73,157,000 and 74,180,000 for the fiscal years ended August 31, 1999, 1998 and 1997, respectively. Diluted earnings per share which includes the dilutive effect of the assumed exercise of vested and unvested stock options outstanding as of the end of each period reported, has been computed using the weighted average shares of Common Stock outstanding of 74,727,000, 76,078,000 and 74,992,000 for the fiscal years ended August 31,
1999, 1998 and 1997, respectively. Reported earnings per share in prior periods have been restated to conform with the provisions of SFAS 128.

COMPREHENSIVE INCOME

                  In the first quarter of fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130"), Reporting Comprehensive Income. SFAS 130 establishes new rules for the reporting and presentation of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. The components of comprehensive income include, but are not limited to, foreign currency translation adjustments and unrealized gains and losses on certain investment securities. The Company has no material items required to be reported in the presentation of comprehensive income.

BUSINESS SEGMENTS AND CUSTOMERS

                  In fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 131 ("SFAS 131"). This Statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company is managed as one business segment, television programming.

                  The Company's major customers and principal facilities are located within the United States. In the 1999, 1998 and 1997 fiscal years, approximately 12%, 14% and 13%, respectively, of the Company's revenues were derived from license fees under contracts with a single broadcast group.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





(1) Summary of significant accounting policies (continued)

USE OF ESTIMATES

                  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(2)  Merger with CBS Corporation

                  The Company entered into an Agreement and Plan of Merger, dated as of March 31, 1999, as amended on September 8, 1999 (the "Merger Agreement"), by and among the Company, CBS, a Pennsylvania corporation, and K Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of CBS ("Merger Sub"), pursuant to which King World was merged with and into Merger Sub.

                  In a Special Meeting on November 15, 1999, the stockholders of King World voted to approve the Merger Agreement. The proposal to adopt the Merger Agreement was approved by stockholders holding approximately 83% of King World's Common Stock, representing over 99% of the shares voted. Under the terms of the agreement, King World stockholders will receive 0.81 of a share of CBS common stock for each share of King World Common Stock.

                  The CBS/King World merger was consummated immediately following the stockholders' meeting. Effective upon the close of business on November 15, 1999, King World's Common Stock ceased trading on the New York Stock Exchange and the Company began operating as a wholly-owned subsidiary of CBS.

(3)  Pension and profit sharing plans

                  The Company maintains the King World Productions, Inc. Retirement Savings Plan with an employee pre-tax salary deferral contribution program under Section 401(k) of the Internal Revenue Code. Under the plan, employer matching contributions may not exceed 3% of annual compensation per employee and employer fixed contributions are limited to 3% of annual salary per employee, subject to a maximum total employer contribution of approximately $10,000 per employee for fiscal 1999. The plan covers substantially all of the Company's employees other than those involved in the production of programming produced by the Company. Contributions by the Company to the plan were approximately $784,000, $709,000 and $576,000 in fiscal 1999, 1998 and 1997, respectively.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





(3)  Pension and profit sharing plans (continued)


                  Pursuant to the Merger Agreement with CBS, for a period of one year after the closing of the transaction, CBS will cause to remain in effect, for the benefit of the employees of the Company and its subsidiaries, all benefit plans in effect on the date of the Merger Agreement or provide each employee with benefits that are at least substantially equivalent on an aggregate basis to the benefits of such Company benefit plans (other than any stock option plans).

(4)  Income taxes

                  The components of the Company's provision for income taxes are summarized as follows:

                                  YEAR ENDED AUGUST 31,
                      ---------------------------------------
                      1999             1998             1997
                      ----             ----             ----
                            (Dollars in thousands)
FEDERAL:
  CURRENT ......      $ 76,778       $59,076          $64,824
  DEFERRED .....        (2,964)        2,081            1,562
                      --------       -------          -------
                        73,814        61,157           66,386
                      --------       -------          -------

STATE AND LOCAL:
  CURRENT ......         9,602         8,115           12,067
  DEFERRED .....          (123)           87               91
                      --------       -------          -------
                         9,479         8,202           12,158
                      --------       -------          -------

      TOTAL ....      $ 83,293       $69,359          $78,544
                      ========       =======          =======



                  Deferred income taxes and benefits are provided for any income and expense items that are recognized in different years for tax return and financial reporting purposes. No individual temporary difference gives rise to significant deferred tax assets or liabilities.

                  The current provision in each period presented above does not include reductions to income taxes payable attributable to the exercise of stock options. See Note 6.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4)  Income taxes (continued)


                  Following is a reconciliation of the Company's provision for income taxes to the tax computed at the U.S. statutory rate:

                                            YEAR ENDED AUGUST 31,
                                ----------------------------------------
                                 1999             1998              1997
                                 ----             ----              ----
                                             (Dollars in thousands)
TAX AT U.S. STATUTORY RATE      $ 83,273       $ 71,892         $ 77,674
STATE TAX PROVISION, NET
  OF FEDERAL BENEFIT .....         6,161          5,331            7,903
TAX-EXEMPT INTEREST AND
  DIVIDEND INCOME ........        (5,817)        (7,780)          (6,892)
OTHER, NET ...............          (324)           (84)            (141)
                                --------       --------         --------
                                $ 83,293       $ 69,359         $ 78,544
                                ========       ========         ========



                  Income taxes paid approximated $71.6 million, $67.5 million and $73.3 million in fiscal 1999, 1998 and 1997, respectively.

                  As discussed in Note 2, the Company merged with CBS effective November 15, 1999. Accordingly, subsequent to such date, the Company will be included in the consolidated Federal and applicable state income tax returns of CBS.

(5)  Commitments and contingencies

LICENSE FEES

                  The Company has entered into agreements with television stations for the future distribution of programming in broadcast seasons commencing with the 1999-2000 season and extending as far into the future as the 2004-2005 broadcast season, under which the revenues and related expenses will not be recognized until the license periods thereunder have begun and certain other conditions are satisfied. As of November 15, 1999, the gross amount of license fees under such agreements approximated $2.0 billion, of which approximately $1.4 billion is payable to producers and others and is to be recognized as an expense. The recognition of such amounts in the consolidated financial statements of the Company in fiscal years subsequent to August 31, 1999 is subject to the Company's continued distribution of such programming. Such amounts do not include sales of advertising time retained during the broadcast of such programming or foreign license fees.

OPERATING LEASES

                  Rent expense under operating leases covering office facilities, production studios and equipment amounted to approximately $6,679,000, $4,078,000 and $2,849,000 for fiscal 1999, 1998 and 1997, respectively. Office and studio leases are subject to price escalations for

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5)  Commitments and contingencies (continued)


certain costs. Aggregate future minimum rental commitments for these leases as of August 31, 1999 were as follows:

                  YEAR ENDING AUGUST 31,
                  (Dollars in thousands)

                  2000..................................     $6,216
                  2001..................................      1,806
                  2002..................................      1,417
                  2003..................................        872
                  2004..................................        690

EMPLOYMENT AND PRODUCTION AGREEMENTS

                  As of August 31, 1999, the Company had entered into employment agreements and agreements with independent contractors relating to programming being or to be produced by King World which provide for aggregate minimum annual compensation as follows:

                  YEAR ENDING AUGUST 31,
                  (Dollars in thousands)

                  2000..................................     $36,933
                  2001..................................       5,193
                  2002..................................       1,423
                  2003..................................           0
                  2004..................................           0

                  The Company and CBS have entered into employment agreements with Roger King, the Company's Chairman and Co-Chief Executive Officer, and Michael King, the Company's Vice Chairman and Co-Chief Executive Officer. Such agreements provide, among other things, for performance-based bonuses, including bonuses payable upon the introduction of new shows and bonuses which vary depending on the Company's operating results.

LEGAL MATTERS

                  The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability, if any, with respect to such actions will not have a material adverse effect on the results of operations and financial position of the Company.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)  Stock plans

                  In December 1998, the Company adopted the 1998 Stock Option and Restricted Stock Purchase Plan (the "1998 Plan"). A total of 2,000,000 shares were reserved for grant thereunder. The 1998 Plan replaced the Company's 1996 Amended and Restated Stock Option and Restricted Stock Purchase Plan, which, together with predecessor plans (the "1996 Plan"), terminated on May 1, 1999 (the 1998 Plan, together with the 1996 Plan and its predecessor plans, are hereinafter referred to together as the "Option/Stock Plans"). The Option/Stock Plans provide for grants of incentive stock options ("ISOs") and non-qualified stock options, as well as awards of shares of restricted stock, subject to certain conditions. The Option/Stock Plans are administered by the Compensation Committee of the Board of Directors.

                  For ISOs granted pursuant to the Option/Stock Plans, the exercise price of options may not be less than the fair market value of the shares on the date of grant and the options may not have a term in excess of ten years. The Compensation Committee has the power to determine the vesting periods for options granted under the Option/Stock Plans. Only full-time employees of the Company and its subsidiaries may be granted ISOs under the Option/Stock Plans. ISOs granted under the Option/Stock Plans are intended to qualify as "incentive stock options" within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

                  For non-qualified stock options granted pursuant to the 1996 Plan, the exercise price of options could have been more than, less than or equal to the fair market value of the shares on the date of grant (in the discretion of the Compensation Committee). Under the 1998 Plan, non-qualified options may not have an exercise price of less than the fair market value of the shares on the date of grant. The options granted under the Stock Option Plans may be immediately exercisable (in the discretion of the Compensation Committee) and may have a term in excess of ten years. Employees, directors and officers of, and consultants or advisors to, the Company and its subsidiaries may be granted non-qualified stock options under the Option/Stock Plans.

                  Awards of restricted stock may be granted under the Option/Stock Plans to purchase shares of Common Stock for a price per share that may be more than, equal to or less than the fair market value of such shares on the date of the award. The Compensation Committee has the right to determine vesting provisions, transfer restrictions and other conditions or restrictions with respect to each award. Stock awards made under the 1998 Plan that are not subject to restrictions may not be sold at less than 85% of the fair market value on the date of the award. To date, no awards of restricted stock or unrestricted stock have been granted under the Option/Stock Plans or its predecessor plans.

                  In fiscal 1997, the Company also adopted the Salesforce Bonus Plan (the "Salesforce Plan"), and reserved 1,000,000 shares for grants of options thereunder. The Salesforce Plan provides for grants of non-qualified stock options and certain cash bonuses, subject to certain conditions. The Salesforce Plan is administered by the Board of Directors and by the Chairman and Co-Chief Executive Officer of the Company who is also the

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Stock plans (continued)

head of the Company's salesforce. Any person employed by, or performing services for, the sales department of the Company or any subsidiary of the Company on a full-time basis (excluding directors and officers of the Company) is eligible to receive stock options and cash bonuses under the Salesforce Plan. The exercise price of options granted under the Salesforce Plan must be equal to the fair market value of the shares on the date of grant.

                  Generally, Company stock options shall vest at a rate of 20% at the end of each of the first three years from the date of grant and 40% at the end of the fifth year from grant and shall expire on the date ten years from the date of grant.

                  In connection with the extensions of the Company's rights to distribute THE OPRAH WINFREY SHOW through the 1999-2000 broadcast season, the Company previously granted to the principals of Harpo options to purchase an aggregate 5,000,000 shares of Common Stock. As of August 31, 1999, 3,810,000 of such options were outstanding and exercisable. In addition, on September 24, 1998, in connection with Harpo's and Ms. Winfrey's commitment to continue to produce and host the show for the 2000-2001 and 2001-2002 broadcast seasons, the Company granted to the principals of Harpo (including some key production executives) options to purchase an aggregate 1,130,000 million shares of Common Stock. All of such options were fully vested at the time of grant and have a term of ten years.

                  The following table summarizes stock option activity at August 31 and for the fiscal years then ended:


                                   1999                                1998                                1997
                         --------------------------           ---------------------------       ----------------------------

                                           WEIGHTED                               WEIGHTED                          WEIGHTED
                                           AVERAGE                                AVERAGE                           AVERAGE
                                           EXERCISE                               EXERCISE                          EXERCISE
                           SHARES           PRICE               SHARES             PRICE           SHARES            PRICE
                           ------           -----               ------             -----           ------            -----
Outstanding at
beginning of year        15,341,406        $18.31             15,183,206           $17.31       13,341,974           $17.21
Granted                   1,301,666        $26.30              1,833,040           $22.27        2,955,334           $18.05
Exercised                  (881,709)       $10.73             (1,104,640)          $11.05         (598,102)          $16.40
Canceled                   (275,864)       $20.28               (570,200)          $18.56         (516,000)          $20.02
                       ------------                           ----------                        ----------

Outstanding at
end of year              15,485,499        $19.38             15,341,406           $18.31       15,183,206           $17.31
                       ============                           ==========                        ==========

Exercisable at
end of year              12,336,939        $19.11             10,069,736           $17.46        8,014,872           $15.85
                       ============                           ==========                        ==========

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)      Stock plans (continued)

                  The following table summarizes stock options outstanding and exercisable at August 31, 1999:


                                                OPTIONS OUTSTANDING                              OPTIONS EXERCISABLE
                                --------------------------------------------------        -----------------------------------
                                                       WEIGHTED
                                                       AVERAGE            WEIGHTED                                  WEIGHTED
                                                      REMAINING           AVERAGE                                   AVERAGE
   RANGE OF EXERCISE                                     LIFE             EXERCISE                                  EXERCISE
        PRICES                     SHARES             (IN YEARS)            PRICE            SHARES                 PRICE
        ------                     ------             ----------            -----            ------                 -----
   $ 7.89 to $14.25               1,087,200                1.3             $12.65           1,087,200               $12.65
   $14.26 to $19.70               6,495,341                6.1             $18.09           5,139,341               $18.05
   $19.71 to $29.43               7,902,958                6.7             $21.37           6,110,398               $21.16
                                -----------                                                ----------
                                 15,485,499                                                12,336,939
                                 ==========                                                ==========


                  Pursuant to the Merger Agreement with CBS (see Note 2), following the closing of the transaction, each outstanding stock option for Company common stock will be assumed by CBS. The share and exercise price of each option will be adjusted in accordance with the exchange ratio outlined in the Merger Agreement. Each such option shall continue to have and shall be subject to the same terms and conditions set forth in the Company's option plans.

                  In October 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). As permitted under SFAS 123, the Company accounts for employee stock compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, compensation cost is recognized only when employee stock options are granted at an exercise price lower than that of the market price of the stock on the date of grant. The Company generally does not recognize compensation expense with respect to stock option grants.

                  For stock options granted by the Company after August 31, 1995, SFAS 123 requires that pro forma information regarding net income and earnings per share be disclosed as if the Company had accounted for its options under the fair value method outlined in SFAS 123, which requires a compensation charge to earnings for all options granted during the period. The fair value of the Company's options was estimated using the Black-Scholes option valuation model. The Black-Scholes option valuation model requires the use of highly subjective assumptions, including the expected stock price volatility and expected life of such options. Because the Company's stock options granted to employees have characteristics significantly different from those of traded options (for which the Black-Scholes model was created) and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of Company stock options granted to employees.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6)      Stock plans (continued)

                  The fair value of the Company's stock options granted to employees was estimated using the following weighted average assumptions at August 31:

                                                                 1999              1998                1997
                                                              ----------        ----------          ----------
         Expected life (in years)                                6.50               6.50                6.50
         Risk-free interest rate                                 6.00%              5.25%               6.50%
         Volatility                                             30.00%             30.00%              30.00%
         Dividend yield                                          0.00%              0.00%               0.00%

                  The weighted average estimated fair value of employee stock options granted during fiscal 1999, 1998 and 1997 was $11.55, $9.41 and $8.13 per share, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is generally amortized to compensation expense over the options' vesting period. The Company's pro forma net income, basic earnings per share and diluted earnings per share compared to that actually reported at August 31 are as follows:

                                                                 1999              1998                1997
                                                              ----------        ----------          ----------
Net income (in thousands)           As reported                  $154,628         $136,048           $143,382
                                    Pro forma                     136,419          121,011            134,720

Basic earnings per share            As reported                     $2.17            $1.86              $1.93
                                    Pro forma                        1.91             1.65               1.82

Diluted earnings per share          As reported                     $2.07            $1.79              $1.91
                                    Pro forma                        1.82             1.59               1.80

                  The effects on the pro forma disclosures of applying SFAS 123 to fiscal 1999, 1998 and 1997 are not likely to be representative of the effects on pro forma disclosures of future years. Because SFAS 123 is applicable only to options granted subsequent to August 31, 1995, and the estimated fair value of the options is generally amortized over the five-year vesting period of the Company's employee stock options, the pro forma effect will not be fully reflected until fiscal 2000.

                  The Company realizes a tax benefit in respect of non-qualified stock options based on the difference between the exercise price of the Common Stock subject to the option and the market price thereof on the date of exercise. Tax deductions related to compensation expense in excess of that taken for financial reporting purposes are added to paid-in capital in the period of the tax deduction. The amount of such tax deductions added to paid-in capital approximated $5,138,000, $1,898,000 and $3,976,000 in fiscal 1999, 1998 and
1997, respectively.

                  KING WORLD PRODUCTIONS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Dividends and stock repurchases

                  In May 1997, a special dividend distribution of $1.00 per share was paid to stockholders of record on April 25, 1997. The Company used approximately $74.8 million of its cash and liquid investments to pay the special dividend.

                  In April 1997, the Company announced that the Board of Directors had approved a program to repurchase up to 10,000,000 shares of its Common Stock from time to time in the open market and in privately negotiated transactions. Through March 1, 1999, 5,894,100 shares of Common Stock were repurchased in open market transactions for aggregate consideration of approximately $139.7 million or approximately $23.70 per share. Under the terms of the Merger Agreement between King World and CBS (see Note 2), King World was prohibited from repurchasing shares of its common stock and declaring dividends without the prior written consent of CBS.

                  In January 1998, the Company's Board of Directors declared a two-for-one stock split, effected in the form of a 100% stock dividend, which was paid on February 17, 1998 to stockholders of record on February 3, 1998. In connection with the stock split, the Company increased the number of authorized shares of Common Stock from 75 million to 150 million, which increase was approved by the stockholders of the Company in January 1998. The par value of the additional 36,738,470 shares of Common Stock issued in connection with the stock split was credited to Common Stock and a like amount was charged to paid-in capital.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                     CBS CORPORATION
                                                        (Registrant)



                                        BY:  /s/ ROBERT G. FREEDLINE
                                        ----------------------------
                                             ROBERT G. FREEDLINE
                                       VICE PRESIDENT AND CONTROLLER


Date:  November 22, 1999

                                  EXHIBIT INDEX


EXHIBIT NO.       DESCRIPTION


23.1              Consent of Independent Public Accountants.